Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

(Under the Huntsman Executive Severance Plan)

(NOTE:  YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY
PRIOR TO EXECUTING THIS AGREEMENT)

This Separation and Release Agreement (this “Agreement”), is made and entered into by and between Huntsman Corporation (the “Company”), and Samuel D. Scruggs (“Employee”).  The Company has adopted and is an Employer as defined in the Huntsman Executive Severance Plan (as the same may be amended, the “Severance Plan”).  The Severance Plan offers certain severance benefits to eligible employees of the Company whose employment is terminated under the circumstances set forth in the Severance Plan.  The Company has determined that the pending termination of Employee’s employment with the Company meets the requirements of the Severance Plan and, therefore, Employee is eligible to receive certain severance benefits under the Severance Plan, subject to the satisfaction by Employee of all of the terms and conditions identified in this Agreement and in the Severance Plan.  For additional information about such severance benefits and the Severance Plan, Employee should refer to the copy of the Severance Plan accompanying this Agreement.

1.                                       Separation/Termination of Employment.  The employment relationship between the Company and Employee will be terminated on December 31, 2009 (the “Separation Date”).  After the Separation Date, Employee will no longer be employed by the Company and will have no authority to make, will be deemed not to have made, and will not make or enter into any representations, offers, promises, commitments, obligations, agreements, adjustments, or contracts on behalf of the Company, its related companies, or its affiliates.

2.                                       Separation Payment.  On or before the Separation Date and following the execution of this Agreement by the Company and Employee the Company will pay to Employee in a single lump sum payment the gross amount of $884,000, less applicable tax and any other appropriate withholdings (the “Separation Payment”).  Employee acknowledges and agrees that Employee would not be entitled to the Separation Payment except for Employee’s execution of this Agreement.  Employee acknowledges and agrees that the Company will withhold any taxes required by federal, state or local law due to the payment or vesting of the benefits described under paragraphs 2 and 3 of this Agreement.

3.                                       Separation Benefits in Addition to the Separation Payment.

A.                                   COBRA Coverage Payment.  If Employee is eligible for continuation insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and timely elects COBRA continuation coverage under the applicable group health plan of the Company, the Company shall pay Employee a lump sum amount of $18,501 less applicable withholding taxes.

B.                                     Outplacement Benefits.  The Company will provide Employee with executive outplacement counseling services that are reasonable for Employee’s position, as determined by the Company, for a period of 12 months from and after the Separation Date.

C.                                     Qualified Plan Benefits.  Any payment due to the Employee under the qualified plans maintained by the Company, including, but not limited to, the Huntsman Defined Benefit Pension Plan, Huntsman Money Purchase Pension Plan and Huntsman Salary Deferral Plan, will be paid according to the terms and conditions of the applicable plan.

D.                                    Nonqualified Plan Benefits.  Any payment due to the Employee under the nonqualified plans maintained by the Company, including, but not limited to, the Huntsman Supplemental Money Purchase Pension Plan, Huntsman Supplemental Salary Deferral Plan and Huntsman Supplemental Executive Retirement Plan, will be paid according to the terms and conditions of the applicable plan.

E.                                      Equity Benefits.  All restricted stock awards and option awards previously granted to Employee under a stock incentive compensation plan maintained by the Company to the extent not vested as of the date on which this Agreement is executed by the Company and Employee (the “Execution Date”) shall vest in full on the Execution Date, and any option awards outstanding as of the Execution Date will be exercisable in accordance with the terms of the applicable award until the earlier of the original expiration date of the applicable option agreement or December 31, 2014.  The following reflects the restricted stock awards and option awards granted to Employee that are unvested (in part or whole), exercisable, if applicable, and outstanding as of the Execution Date:

Restricted Stock

Grant Date	Restricted Stock Granted	Vested prior to the Execution Date	Vested as of the Execution Date
February 20, 2007	26,637	17,758	26,637
February 26, 2008	32,209	10,737	32,209
March 2, 2009	162,162	0	162,162

Nonqualified Stock Options

Grant Date	Options Granted	Exercise Price	Vested prior to the Execution Date	Vested as of the Execution Date
February 10, 2005	157,483	$23.00	157,483	157,483
March 1, 2006	93,655	$20.50	93,655	93,655
February 20, 2007	110,663	$20.66	73,775	110,663
March 2, 2009	367,347	$2.59	0	367,347

On or following the Execution Date and prior to the Separation Date, the Company will credit to Employee’s standard brokerage account, to the extent not vested, the full amount of the shares in the column, entitled “Vested as of the Execution Date,” in the table above, and such shares shall thereafter be freely transferable by Employee, except for any restrictions on transfer under any applicable securities laws.  Additionally, on or promptly following the Separation Date, the Company shall pay to the Employee a lump sum amount of $92,697.20, less applicable withholding tax, which amount represents the amount of any dividends and/or other distributions made with respect to the above shares of restricted stock that were not vested prior to the Execution Date and that have been held by the Company in a bookkeeping account for the Employee pursuant to the terms and conditions of Employee’s restricted stock awards.

F.                                      No Other Benefits.  Except as expressly set forth in this Agreement, the Severance Plan or the plan documents underlying the Severance Plan, or as provided by applicable law, participation by Employee and all crediting of service or compensation under and in all fringe or other separation, pension, retirement, or insurance plans, policies, practices, or agreements that the Company has made or from time to time makes available to its employees or is on the Separation Date is making available to its employees will cease and end on the Separation Date.

4.                                       Covenants.

A.                                   Confidentiality of Agreement.  Employee agrees to keep the terms and conditions of this Agreement and any communications or negotiations regarding this Agreement confidential.  Employee agrees not to discuss this Agreement, its terms and conditions, or any matter relating to it with anyone except Employee’s attorney, financial advisor, or immediate family members, provided however, that each of those individuals also agrees to keep such matters confidential.

B.                                     No Disparaging Statements.  Employee agrees to refrain from knowingly making any disparaging comments about the Company, any affiliates, or any current or former officer, director or employee of the Company or any affiliate; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law.  The Company and its affiliates, officers, directors, and authorized representatives and agents agree to refrain from knowingly making any disparaging comments about Employee; provided, however, that nothing in the Agreement shall apply to or restrict in any way the communication of information by the Company and its affiliates, officers, directors, and authorized representatives and agents to any state or federal law enforcement agency or require notice to Employee thereof, and the Company and its affiliates, officers, directors, and authorized representatives and agents will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

5.                                       Representation About Claims.  Employee represents and warrants that as of the date on which Employee signed this Agreement, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company, its employees, agents, directors, officers, or any affiliates of the Company, with any governmental agency or with any state or federal court for or with respect to a matter, claim, or incident, which occurred or arose out of one or more occurrences that took place on or prior to the date on which Employee has signed this Agreement.

6.                                       Release of Liability for Claims.  Subject to the exclusions set forth in this paragraph 6 or paragraph 7, Employee, with the intention of binding Employee, Employee’s heirs, executors, administrators, assigns, and anyone claiming by, through, under, or for Employee, and to the fullest extent permitted under applicable law, releases and forever discharges the Company and all of its parents, related companies, affiliates, and joint ventures; all predecessors of and successors to any and all such entities; and all of their respective administrators, agents, officers, directors, partners, employees (including leased, temporary, and regular employees), joint ventures, shareholders, representatives, assigns, and attorneys of and from any and all manner of liability for claims, damages, actions, cause or causes of action, suits, debts, agreements, promises, charges, and demands, whatsoever, in law or in equity, that Employee now has, both known and unknown, suspected or unsuspected, arising out of Employee’s employment with the Company or the termination of Employee’s employment with the Company which includes, but is not limited to, the release of liability for any claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Acts (42 USCA §§ 1981-88), the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act (also known as the WARN Act), the Contract Work Hours and Safety Standards Act, the Walsh-Healy Act, the Age Discrimination in Employment Act (also known as the ADEA), the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002, any claims in connection with workers’ compensation or “whistle blower” statutes, and all comparable state and municipal laws or ordinances, all as amended, any regulations under such authorities, and any other applicable statutory, contract, tort, public policy, or common law theories, or any other local, state, or federal laws, statutes, ordinances, rulings, or rules or regulations. Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC, NLRB or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, NLRB or comparable state or local agency proceeding or subsequent legal actions.

The Company, with the intention of binding itself, all of its parents, related companies, affiliates, and joint ventures; all predecessors of and successors to any and all such entities; and all of their respective administrators, agents, officers, directors, partners, employees (including leased, temporary, and regular employees), joint ventures, shareholders, representatives, assigns, and attorneys, and anyone else claiming by, through, under, or for the Company, and to the fullest extent permitted under applicable law, releases and forever discharges Employee from any and all manner of liability for claims, damages, actions, cause or causes of action, suits, debts, agreements, promises, charges, and demands, whatsoever, in law or in equity, that the Company now has, both known and unknown, suspected or unsuspected, arising out of

Employee’s employment with the Company or the termination of Employee’s employment with the Company which includes, any action arising out of contract, tort, public policy, or common law theories, or any other local, state, or federal laws, statutes, ordinances, rulings, or rules or regulations.

Employee and the Company understand and agree that the release set forth in this Agreement does not in any way affect the rights of the Company or Employee to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of any of the terms of this Agreement by the Employee or the Company.

7.                                       Scope of Release.  The release set forth in paragraph 6 (“Release of Liability for Claims”) shall not affect (A) any vested rights that Employee may have on the Separation Date under any plans maintained by the Company that are subject to ERISA, as described in the paragraph, entitled “Qualified Plan Benefits,” in paragraph 3.C; (B) any claims, actions, causes or causes of action, charges, or demands of Employee that arise or accrue under this Agreement or under any plan or agreement that is listed in this paragraph 7 after the date on which Employee signs this Agreement; (C) any vested rights that Employee may have on the Separation Date under any non-qualified plans maintained by the company, as described in the paragraph, entitled “nonqualified Plan Benefits,” in paragraph 3.D; (D) any rights of the Employee under the Indemnification Agreement between the Company and Employee, dated June 9, 2006; (E) any rights of Employee under any restricted stock agreement relating to any of the grants of restricted stock listed in the table in paragraph 3.E; (F) any rights of Employee under any nonqualified stock option agreement relating to any of  the stock option grants listed in the table in paragraph 3.E; (G) any of the rights of Employee under any stock incentive plan maintained by the Company pursuant to which the restricted stock agreements and nonqualified stock option agreements described in this sentence were originally granted; (H) any rights related to accrued and unused vacation days.

8.                                       Entire Agreement.  The Company and Employee each represents and warrants to the other that no promise or inducement has been offered or made by either of them to the other except as set forth in this Agreement, and that the consideration stated in this Agreement is the sole consideration for this Agreement.  This Agreement constitutes the sole agreement between the parties concerning the subject matter of this agreement and states fully all agreements, understandings, promises, and commitments between the Company and Employee as to or concerning the termination of the employment relationship between them.  This Agreement may be amended, modified, superseded, or cancelled and its terms or covenants may be waived, only by a written instrument executed by both parties to this Agreement, or, in the case of a waiver, by the party waiving compliance.  Employee acknowledges and agrees that the benefits offered in this Agreement supersede, replace, and are in lieu of any other separation, severance, or other benefits to which Employee might otherwise be entitled under any policy, other plan (except such other plans of the Company to the extent Employee has rights thereunder on the Separation Date that are vested and not subject to forfeiture), agreement, or practice of the Company.

9.                                       No Transfer.  Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability, or demand of any nature whatsoever relating to any matter covered by this Agreement.

10.                                 Severability.  If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable to the maximum extent possible, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law.  However, Employee agrees that, in the event paragraph 6 (“Release of Liability for Claims”) is found by a court of competent jurisdiction to be deemed completely excised from this Agreement, the Company shall be entitled to recover the full amount or value of the Separation Payment, to the extent theretofore paid to Employee, and a sum of money equal to the dollar value of the other separation benefits provided to Employee pursuant to paragraph 3 (“Separation Benefits in Addition to the Separation Payment”).

11.                                 Review and Advice to Consult With an Attorney.  Employee acknowledges that he or she has been advised in writing to consult an attorney before signing this Agreement. Employee represents and warrants that Employee has read this Agreement; has been given the full period of 21 days to consider this Agreement; understands its meaning and application; and is signing this Agreement of Employee’s own free will with the intent of being bound by it.  If Employee elects to sign this Agreement prior to the expiration of 21 days, Employee certifies that he will have done so voluntarily and knowingly and Employee’s decision to do so was not induced by the Company through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.  For additional information about certain conditions that are required by law and/or by this Agreement with respect to Employee’s valid release of claims, please refer to the attached Notice to Employee (Attachment A), and any exhibits thereto, all of which constitute a part of this Agreement.

12.                                 Arbitration.  Any dispute, controversy, or claim arising out of or relating to this Agreement, or the actual or alleged breach of this Agreement, shall be settled or resolved by arbitration administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes (which rules are available at www.adr.org), as said rules may be amended, supplemented, or replaced by action of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.                                 Forum and Jurisdiction.  The Company and Employee agree that any action arising out of or relating to this Agreement (including any arbitration proceeding) shall be initiated and maintained only in Houston, Texas and Employee irrevocably agrees to the resolution of any dispute, controversy, or claim arising out of or relating to this Agreement in a proceeding in Houston, Texas, irrevocably submits to the jurisdiction of the state and federal courts of general jurisdiction in Harris County, Texas, and waives any and all objection that Employee may have either to venue in Houston, Texas or to the jurisdiction of such courts.

14.                                 Controlling Law.  Except to the limited extent controlled by federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, which internal laws shall exclude any provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute or controversy arising out of or relating to this Agreement and the remedies available shall be determined solely in accordance with the internal laws of the State of Texas and applicable federal law.

15.                               Revocation.  Anything in this Agreement to the contrary notwithstanding, the Company and Employee acknowledge and agree that at any time within seven days of the date on which Employee executes this Agreement, Employee may revoke and rescind this Agreement.  If Employee elects to revoke and rescind this Agreement within the time period specified, Employee shall not be entitled to receive the Separation Payment or the other severance benefits specified in this Agreement and:

(a)                                  Employee shall give written notice of Employee’s revocation and rescission of this Agreement to the Company at: 10003 Woodloch Forest Drive, The Woodlands, Texas 77380, Attn: Mark Cordingly;

(b)                                 This Agreement shall be revoked and rescinded upon receipt by the Company of that notice; and,

(c)                                  All rights, duties, and obligations of the parties under this Agreement, if any, shall, upon revocation and rescission, become null and void and of no further force and effect.

16.                               Return of Consideration (“Clawback”).  Employee agrees that in the event the Employee timely revokes and rescinds this Agreement as provided in paragraph 15, Employee will not be entitled to any additional payments or benefits that may otherwise have been paid or provided under this Agreement and Employee must immediately return any payments paid and the value of any benefits provided to Employee under the terms of this Agreement.

IN WITNESS WHEREOF, the Company and Employee have each executed this Agreement on the date(s) noted below.

Employee		Huntsman Corporation (the “Company”)

/s/ Samuel D. Scruggs		/s/ R. Wade Rogers
Samuel D. Scruggs		By: R. Wade Rogers
Its: Senior Vice President, Global Human Resources

Date:	December 28, 2009	Date:	December 28, 2009

ATTACHMENT A
to Separation and Release Agreement

NOTICE TO EMPLOYEE

This Attachment A is a part of the Separation and Release Agreement (the “Separation Agreement”) that is being entered into by and between Huntsman Corporation (the “Company”) and you.  The Company is providing the information and establishing the time frames set forth in this Attachment A in fulfillment of certain conditions required by the federal Age Discrimination in Employment Act (ADEA), as amended by the Older Workers’ Benefit Protection Act, to assure that the release of certain claims by you pursuant to the Separation Agreement will be “knowing and voluntary.”

The obligations of the Company under the Separation Agreement to provide you severance benefits are conditioned on your release of liability for certain claims that you may have under the ADEA because you are 40 or more years old and your employment by the Company is being involuntarily terminated.

PLEASE CAREFULLY READ THE FOLLOWING INFORMATION BEFORE SIGNING THE SEPARATION AGREEMENT (WHICH INCLUDES A RELEASE OF LIABILITY FOR CLAIMS).

A.                                   Consultation with Attorney:  You are advised to consult with an attorney of your choice before you sign the Separation Agreement and you are encouraged to do so.  No one in the Company is authorized to suggest that you need not or should not consult with an attorney to advise you or to suggest whether or not to sign the Separation Agreement.  The decision whether or not to consult an attorney is yours alone, but you are advised and encouraged to do so.  If you consult with an attorney, you will be obligated to pay any fees charged by the attorney.  The Company will not pay your legal fees.

B.                                     Consideration Period:  You may elect to sign the proposed Separation Agreement at any time during the 21 calendar day period that commences on the day after you receive this Notice and that ends at midnight on the 21st day after the day on which you receive this Notice.  During the 21 calendar days you have the right to consider the offer of severance benefits and decide whether to accept the offer by signing the Separation Agreement (the “Consideration Period”).  This means that you can wait until the end of the Consideration Period to sign the Separation Agreement and still be entitled to receive the severance benefits set forth in the Separation Agreement, provided that you meet all other terms and conditions for receipt of the severance benefits.  You may accept the severance benefits by signing the Separation Agreement before the end of the Consideration Period should you desire to do so.  If you do not sign and return the Separation Agreement by the end of the Consideration Period, you will not be eligible for the severance benefits specified in the Severance Agreement.

C.                                     Period of Revocation:  After you have signed the Separation Agreement (which includes a Release of Liability for Claims), you will have seven calendar days to revoke and rescind both your acceptance of the severance benefits and your execution of the Separation Agreement including the Release of Liability for Claims.  However, if you revoke and rescind the Separation Agreement, you will not be eligible to receive the severance benefits provided by the Separation Agreement.  If you decide to revoke and rescind the Separation Agreement, you should do so in the manner specified in the Separation Agreement.

D.                                    The Release of Liability for Claims:  By the Release of Liability for Claims, you will release the Company or anyone associated with the Company on the day you sign the Separation Agreement, from liability for any claims or rights you might have under the federal Age Discrimination in Employment Act (ADEA).

E.                                      Consideration for the Release of Liability for Claims:  The Release of Liability for Claims is in exchange for “consideration” (benefits) that are in addition to anything to which you otherwise may be entitled from the Company.  This means that you will receive severance and other benefits that you would not otherwise receive from the Company.  The severance benefits will be extra, in part, because you will have agreed to the Release of Liability for Claims.

PLEASE CAREFULLY READ THE COMPLETE SEVERANCE AND RELEASE AGREEMENT AND GIVE IT YOUR FULL CONSIDERATION BEFORE SIGNING.